Articles of Amendment
                                       to
                            Articles of Incorporation
                                       of
                               Teaching Time, Inc.

                            Document No. P10000006385

Pursuant to the provisions of section 607.1006,  Florida Statutes,  this Florida
Profit   corporation   adopts  the  following   amendment  to  its  Articles  of
Incorporation.

A. If amending name, enter the new name of the corporation: Red Mountain Resources, Inc. The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.," or the designation "Corp.," "Inc.," or "Co." A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B.   Enter new principal office address, if applicable:        7609 Ralston Road
(Principal office address MUST BE A STREET ADDRESS)            Arvada, CO 80002

C.   Enter new mailing address, if applicable:                 N/A
(Mailing address MAY BE A POST OFFICE BOX)

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

     Name of New Registered Agent:                   N/A
     ----------------------------

     New Registered Office Address:
     -----------------------------

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

N/A

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

Title        Name                  Address                      Type of Action
-----        ----                  -------                      --------------

President    Paul Vassilakos       7609 Ralston Road            Add
                                   Arvada, CO 80002

Director     Kenneth Koock         7609 Ralston Road            Add
                                   Arvada, CO 80002

Director     V. Raymond Harlow     7609 Ralston Road            Add
                                   Arvada, CO 80002

Director     Lynden Rose           7609 Ralston Road            Add
                                   Arvada, CO 80002

President    Lisa Lamson           2679 Aberdeen Lane           Remove
Director                           El Dorado Hills, CA 95762

E.   If amending or adding additional articles, enter change here:

Shares: To Authorize an increase in the authorized common stock to five hundred million (500,000,000) shares par value $0.00001 per share; and authorization of one hundred million (100,000,000) shares of Preferred Stock, $0.0001 par value, which are subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes shall be determined by the Board of Directors, in the discretion of the Board.

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

Split: That a forward split of the issued and outstanding common stock of the Company, on the basis of 25 new shares for each share currently issued and outstanding, be effected. The effective date shall be as soon as Florida Revised Statutes and FINRA processing allows. Any fractional shares shall be rounded up to the nearest whole share and, fractional shares shall be allocated - for street name holders only - on a "beneficial owner" basis. Certificates shall be required to be surrendered from pre-split shares to post-split shares.

The date of each amendments adoption: February 11, 2011

Effective date if applicable:
               -------------

Adoption of Amendments

The amendments were adopted by the shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.

Dated 2/11/11

Signature     /s/ Paul Vassilakos
              ----------------------------------
              (By a director,  president  or other  officer - (if  directors  or officers have not been  selected,  by an  incorporator - if in the hands of a receiver,  trustee,  or other court appointed fiduciary by that fiduciary)

Paul Vassilakos
----------------------------------------
(Typed name of person signing)



President/CEO
-----------------------------------------
(Title of Person Signing)